EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statements on Form S-8 of PDF Solutions, Inc. of our report dated March 2, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting of PDF Solutions, Inc., which appears in PDF Solutions, Inc.’s Annual Report on Form 10-K for the year end December 31, 2014.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 2, 2015